UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

RAPTOR PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50720	98-0379351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2008 Raptor Pharmaceuticals Corp.’s (the “Company”) wholly-owned subsidiary, Bennu Pharmaceuticals Inc. (“Bennu”), entered into that certain Amendment No. 1 to License Agreement (the “Amendment”) with The Regents of the University of California (the “University”) in order to amend that certain License Agreement (the “License Agreement”), effective as of October 31, 2007, by and between Encode Pharmaceuticals, Inc. (“Encode”) and the University. Bennu acquired the License Agreement by operation of merger pursuant to that certain merger agreement, dated as of December 14, 2007, by and between Bennu and Encode and such merger was reported by the Company on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 17, 2007.

Pursuant to the terms of the License Agreement, Bennu has been granted a worldwide license, with the right to sublicense, certain patent rights of the University (the “Patent Rights”) relating to enterically coated cysteamine, cystamine and derivatives thereof, including the written technical information relating thereto (the “Technology”), for the development of therapeutics for metabolic and neurologic disorders, including Cystinosis, Huntington’s Disease, Batten Disease, Schizophrenia and non-alcoholic steatohepatitis (“NASH”), until the later of (i) the expiration date of the longest-lived Patent Right on a country-by-country basis or (ii) ten years after market introduction. The license is exclusive for the Patent Rights and non-exclusive for the Technology. The Amendment specifically allows Bennu to develop cysteamine for NASH as an additional indication under the License Agreement.

In consideration of the grant of the license, prior to the merger with Bennu, Encode paid an initial license fee and Bennu will be obligated to pay an annual maintenance fee until Bennu begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, Bennu will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year Bennu begins commercially selling any products pursuant to the License Agreement, if ever. Bennu must also reimburse the University for its out-of-pocket patent costs related to the patent filings associated with the License Agreement. Bennu may elect to terminate the License Agreement upon three months’ written notice.

Under the License Agreement, Bennu is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. To the extent that Bennu fails to perform any of the obligations, the University may terminate the license or otherwise cause the license to become non-exclusive.

Apart from the License, the University has no material relationship with Bennu or the Company. The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, as amended, which will be filed with the Company’s Form 10-QSB for the quarter ended February 29, 2008, in April 2008.

Item 8.01 Other Events

On March 19, 2008, the Company issued a press release, in the form attached to this Current Report on Form 8-K as Exhibit 99.1, that announced, among other things, the acquisition by Bennu of an exclusive, worldwide license to intellectual property from the University around the use of the Patent Rights for the treatment of NASH, as more fully described in Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release of the Company dated March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICALS CORP.
By: /s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary Date: March 24, 2008